Exhibit 99.1

Nanosphere, Inc.

4088 Commercial Avenue

Northbrook, IL 60062

Nanosphere Announces Second Quarter Results, Revises 2013 Guidance and Affirms Timing of Pipeline Products

•	Q2 2013 produced revenues of $1.9 million and 35 new customer placements

•	2013 guidance revised to $10-11 million in revenue and 150-200 customer placements

•	Gram-negative blood stream infection panel and enteric panel set for submission to the FDA in Q3 and Q4 2013, respectively

NORTHBROOK, IL—August 6, 2013—Nanosphere, Inc. (NASDAQ: NSPH), a company enhancing medicine through targeted molecular diagnostics, today reported financial results for the second quarter ended June 30, 2013.

Operational Results and Business Guidance

Second quarter revenue was $1.9 million, compared to $1.3 million in the second quarter of 2012. The 38% year-over-year growth was driven primarily by sales of the company’s FDA-cleared Verigene® Gram-Positive Blood Culture Test. Nanosphere is revising its 2013 revenue guidance of $13-15 million down to $10-11 million.

The Company achieved 35 new customer placements in the second quarter of 2013. This year’s placement guidance of 200-250 is revised to 150-200.

Michael McGarrity, President and Chief Executive Officer of Nanosphere, commented:

“We are lowering 2013 revenue and placement guidance to better reflect the extensive implementation process that our customers utilize in validating our Gram-Positive Blood Culture test as they adopt this significant change in diagnostic protocol. We are encouraged by the following indicators that confirm we are building a footprint and foundation for a sustainable revenue ramp:

•	our customers are generating clinically actionable results throughout the validation and implementation process;

•

the data generated and published by these customers confirms the accuracy and performance of our tests in earlier disease detection, optimal patient treatment and improved healthcare economics for one the most complex, costly and deadly disease states; and

•	our investment in and focus on streamlining the implementation process will serve to accelerate our revenue growth in the coming quarters.”

Mr. McGarrity continued, “We expect this momentum to be further bolstered by our gram-negative and gastrointestinal enteric menu additions, each on track for submission to the FDA in 2013.”

Costs of product sales increased to $1.3 million in the second quarter of 2013 from $0.9 million in the second quarter of 2012 due to increased volume.

Research and development expenses in the second quarter of 2013 decreased to $3.1 million from $4.7 million in the same period of 2012. The decrease was driven by reduced spending on development goods and materials, and the capitalization of raw material inventory that was previously expensed.

Selling, general and administrative expenses in the second quarter of 2013 increased to $5.1 million from $4.2 million in the second quarter of 2012. This was due to expansion of the field sales and customer support teams, as well as clinical trial expenses supporting the Company’s expanding pipeline.

Net loss for the second quarter of 2013 was $7.8 million, compared with $8.4 million in the second quarter of 2012.

Cash flow for the second quarter of 2013 was positive $7.6 million including a $16.5 million increase from financing activities and $8.8 million decrease from operating activities. Cash at June 30, 2013 was $32.0 million.

Conference Call and Webcast Details

Tuesday, August 6, 2013 at 5:00 P.M., Eastern Time

Domestic: 888-713-4205

International: 617-213-4862

Passcode: 74181181

Webcast: http://www.nanosphere.us/page/investor-overview

Replay: Available through August 14, 2013 on the Company’s website or by dialing:

Domestic: 888-286-8010

International: 617-801-6888

Passcode: 27570830

About Nanosphere, Inc.

Nanosphere is enhancing medicine through targeted molecular diagnostics that result in earlier disease detection, optimal patient treatment and improved healthcare economics. The Company’s versatile technology platform, the Verigene® System, enables clinicians to rapidly detect the most complex, costly and deadly infectious diseases through a low cost and simple-to-use multiplexed diagnostic test. The combination of this innovative technology and Nanosphere’s customer-driven solutions keeps commitment to the patient at the forefront of its business. Nanosphere is based in Northbrook, IL. Additional information is available at http://www.nanosphere.us.

Except for historical information, the matters discussed in this press release are “forward-looking statements” and are subject to risks and uncertainties. Actual results could differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (i) Nanosphere’s ability to develop commercially viable products; (ii) Nanosphere’s ability to achieve profitability; (iii) Nanosphere’s ability to produce and market its products; (iv) Nanosphere’s ability to obtain regulatory approval of its products; (v) Nanosphere’s ability to protect its intellectual property; (vi) competition and alternative technologies; and (vii) Nanosphere’s ability to obtain additional financing to support its operations. Additional risks are discussed in the Company’s current filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts

Investors:
Roger Moody
Chief Financial Officer	Michael Rice
Nanosphere, Inc.	Founding Partner
847-400-9021	LifeSci Advisors
rmoody@nanosphere.us
646-597-6979	mrice@lifesciadvisors.com

Media:
Lindsey Saxon	Geoff Curtis
Director of Communications	Edelman
Nanosphere, Inc.	312-233-1253
847-400-9173	geoff.curtis@edelman.com
lsaxon@nanosphere.us

Nanosphere, Inc.

Statements of Operations

(dollars and shares in thousands except per share data)

(Unaudited)

	Three Month Periods Ended June 30,
	2013	2012
REVENUE:
Product sales	$1,852	$1,315
Grant and contract revenue	—	30

Total revenue	1,852	1,345
COSTS AND EXPENSES:
Cost of sales	1,269	884
Research and development	3,092	4,716
Sales, general, and administrative	5,129	4,196

Total costs and expenses	9,490	9,796

Loss from operations	(7,638)	(8,451)
OTHER INCOME (EXPENSE):
Foreign exchange gain (loss)	(1)	(1)
Interest expense	(213)	—
Interest income	5	13

Total other income (expense)	(209)	12

NET LOSS	$(7,847)	$(8,439)

Net loss per common share — basic and diluted	$(0.14)	$(0.19)
Weighted average number of common shares outstanding — basic and diluted	56,998	43,716

Nanosphere, Inc.

Condensed Balance Sheets

(dollars in thousands)

(Unaudited)

	June 30, 2013	December 31, 2012
Cash and cash equivalents	$31,963	$33,139
Other current assets	10,097	8,637

Total current assets	42,060	41,776
Net property and equipment	3,278	2,872
Intangible assets—net of accumulated amortization	2,571	2,733
Other assets	337	76

Total assets	$48,246	$47,457

Total liabilities	$16,451	$5,225
Total stockholders’ equity	31,795	42,232

Total liabilities and stockholders’ equity	$48,246	$47,457